Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made by and between Andrew Main (“Executive”) and Bakkt Holdings, Inc. (the “Company”) (together, with its parents, subsidiaries, divisions, affiliates, related business entities, successors, and assigns, and any of the respective affiliates of the Company, including, without limitation, Bakkt Opco Holdings, LLC (formerly Bakkt Holdings, LLC) and Bakkt, LLC, the “Company Group”) (the Company and Executive jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as Chief Executive Officer, and became Co-Chief Executive Officer in March 2025;

WHEREAS, Executive signed an Employment Agreement with the Company dated March 18, 2024, as amended March 19, 2025 (the “Employment Agreement”), and an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement dated May 2, 2024 (the “Confidentiality Agreement”);

WHEREAS, the Company has awarded Executive the restricted stock unit (“RSU”) awards and performance-based vesting restricted stock unit (“PRSU”) awards, each subject to the terms and conditions of the Company’s 2021 Omnibus Employee Incentive Plan (the “Plan”) and form of award agreement thereunder, listed on Exhibit A;

WHEREAS, the Parties have mutually agreed that Executive will transition his role to his Co-Chief Executive Officer and separate from his employment with the Company effective as of 11:59 pm Eastern time on Monday, August 11, 2025 (the “Separation Date”), and enter into an advisory relationship with the Company, as further detailed herein; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement, the Company agrees as follows:

a. Severance Payments. In accordance with Sections 9(a) of the Employment Agreement, the Company shall (or shall cause Bakkt Opco Holdings, LLC to) provide Executive a lump sum payment of One Million Five Hundred Thousand Dollars ($1,500,000), less applicable withholdings, which represents the sum of (i) two (2) times Executive’s base salary as in effect as of the Separation Date, (ii) Executive’s Target Bonus, and (iii) the cash equivalent of twelve (12) months’ of group health COBRA premiums. This payment will be made to Executive in the next payroll period following the Effective Date.

b. Equity Vesting Acceleration. In accordance with Section 9(a) of the Employment Agreement, and subject to the terms of Section 2 below, on the Separation Date, (i) Executive will be entitled to full accelerated vesting (the “Vesting Acceleration”) of Executive’s unvested RSUs and any unvested PRSUs for which actual performance achievement has already been certified as of the Separation Date, and (ii) Executive’s unvested PRSUs will remain outstanding and eligible to vest based on actual performance achieved after completion of the performance period in accordance with the terms of such grants as provided by Section 9(a) of the Employment Agreement. The RSU and PRSU Vesting Acceleration is set forth on Exhibit A. All RSUs and PRSUs shall be “net settled” by the Company for all applicable income and employment taxes, with the RSUs to be settled at the closing price of the Company’s stock on the Separation Date.

c. Resignation From All Positions. Executive acknowledges and agrees and confirms that effective as of the Separation Date, by execution of this Agreement or otherwise, Executive has irrevocably resigned from (i) all positions with the Company Group, including, but not limited to, as an officer, director, manager or trustee of all entities within the Company Group, including as a member of the Board of Directors of the Company, his Financial Responsibility Oversight Role (FROR) and (ii) all boards to which Executive was appointed or nominated on behalf of any entity within the Company Group and, in accordance therewith, from any and all board positions and committees within the Company Group including as an officer, director, or trustee. Executive agrees to promptly take any and all other steps that may be requested of him by the Company to further effectuate, confirm or document such resignations.

d. Advisor Engagement. The Company will engage Executive as an advisor following Executive’s separation from employment pursuant to the terms of the Advisor Agreement attached hereto as Exhibit B.

2. Benefits. Executive’s health insurance benefits, if any, shall cease on August 31, 2025, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date. The Company shall provide Executive with all information regarding the treatment of his 401(k) account in light of his separation.

3. Payment of Compensation and Receipt of All Benefits. With the exception of the “Accrued Benefits” (as defined in the Employment Agreement), which shall be paid to Executive as soon as practicable following the date of termination, Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company Group has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, RSUs, restricted stock, vesting, and any and all other benefits and compensation due to Executive.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company Group and its current and former: officers, directors, managers, employees, agents, investors, attorneys, accountants, shareholders, members, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company or any other relationship with other members of the Company Group and the termination of those relationships;

b. except as to his rights to receive any RSUs or PRSUs, and the shares underlying them, in accordance with the terms of this Agreement or the Advisor Agreement, any and all claims relating to, or arising from, Executive’s right to purchase, actual purchase, or ownership (provided that for the avoidance of doubt, Executive is not relinquishing his economic interests in shares of the Company’s capital stock he may own separately from the capital stock underlying the RSUs and PRSUs, which shall remain governed in accordance with the terms of this Agreement or the Advisor Agreement, as applicable, and the Company’s equity incentive plan and related issuance agreements) of shares of stock of any member of the Company Group, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the New York State Human Rights Law; the New York Executive Law; the New York Civil Practice Law and Rules; the New York Labor Law; the New York Civil Rights Law; the New York State Worker Adjustment and Retraining Notification Act; Article 23-A of the New York Correction Law; Section 125 of the New York Workers’ Compensation Law; the New York City Human Rights Law; the New York City Administrative Code; the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act; the Georgia Age Discrimination in Employment Law; the Georgia Equal Employment for Persons with Disabilities Code; the Georgia Minimum Wage Law; the Georgia Equal Pay Act; the Georgia Guns in the Workplace Law; the Georgia Military Leave Law; the Georgia Military Service Discrimination Law; the Georgia Minimum Wage Law; the Georgia Right to Work Law; the Georgia Law on Genetic Testing; the Georgia Law on Discrimination on the Basis of Maternity Leave; the Georgia Law on Sex Discrimination; and the Georgia Law on Whistleblowing;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive from any member of the Company Group; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right Executive may have to unemployment compensation benefits or workers’ compensation benefits. Further, this release does not extend to and Executive does not release or waive any of Executive’s rights to indemnification provided by the October 15, 2021 Indemnification Agreement between Executive and the Company (the “Indemnification Agreement”) or coverage for which Executive qualifies, if any, under the Company’s Directors and Officers or other insurance policies. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired (except as to Executive’s resignations under Section 1(c), which shall remain irrevocable); and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

6. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and continue to abide by Sections 2, 3, 6 and 7 of the Confidentiality Agreement (the “Surviving Provisions”). Executive agrees that the above reaffirmation and agreement with the Surviving Provisions shall constitute a new and separately enforceable agreement to abide by the terms of the Surviving Provisions, entered and effective as of the Effective Date. Executive specifically acknowledges and agrees that his violation of Sections 2 or 7 of the Employment Agreement shall constitute a material breach of this Agreement. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive will, by the Separation Date, return all Company Group property and information, and, to the extent any additional copies of Company Group property or information is on Executive’s personal devices or storage spaces, Executive will, by the Separation Date, take all necessary steps to permanently delete or destroy all such property and documents from such locations, with the exception of a copy of any Employee Handbook and personnel documents specifically relating to Executive, which Executive may keep.

7. No Cooperation. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Subject to the Protected Activity Not Prohibited Section below, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. If and to the extent not prohibited by applicable law, Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

8. Mutual Non-Disparagement. Subject to the Protected Activity Not Prohibited Section below, Executive shall refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and from any tortious interference with the contracts and relationships of any of the Releasees. The Company shall instruct its C-Suite level executive officers and the members of its Board of Directors as of the Effective Date of this Agreement to refrain from any disparagement, defamation, libel, or slander of Executive, and from any tortious interference with Executive’s contracts and relationships. The Parties shall mutually agree to all internal and external communications regarding Executive’s departure, including press releases, the relevant text of the earnings release and Form 8-Ks.

9. Breach. In addition to the rights provided in the “Attorneys’ Fees” Section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or any breach of the Surviving Provisions, shall, following written notice and an opportunity to cure (if such breach is susceptible to being cured) of five business days, entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement and the Surviving Provisions.

10. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party. No action taken by Executive hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (i) an admission of the truth or falsity of any actual or potential claims or (ii) an acknowledgment or admission by Executive of any fault or liability whatsoever to the Company or to any third party.

11. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any dispute Executive may have with a member of the Company Group or that a member of the Company Group may have with Executive, shall be subject to arbitration pursuant to the arbitration agreement set forth in Section 16 of the Employment Agreement.

12. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

13. Section 409A. It is intended that payments under this Agreement be exempt from Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) as a short-term deferral within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations and any ambiguities herein will be interpreted to be exempt from or to otherwise comply with Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments under Section 1 of this Agreement will be made no later than March 15, 2025. Executive’s termination of employment on the Separation Date is intended to qualify as a separation from service within the meaning of Section 1.409A-1(h) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

14. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any “Protected Activity,” which means filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. Finally, nothing in this Agreement constitutes a waiver of any rights Executive may have under the Sarbanes-Oxley Act.

15. Attorneys’ Fees. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement, except that the Company shall reimburse Executive up to a maximum of $10,000 in attorneys’ fees that Executive incurred for the review of this Agreement and the Advisor Agreement, attached as Exhibit B hereto, provided that Executive submits documentation substantiating such costs and fees to the Company no later than ten business days after the Separation Date. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party (which shall be deemed to be the Party receiving substantially the relief or result sought by such Party) shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

16. Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive, and returned to the Company, within the twenty-one (21) day period set forth above. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

17. Severability; Entire Agreement; Modification; Governing Law. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including the Employment Agreement, with the exception of the Surviving Provisions, and the Indemnification Agreement. This Agreement may only be amended in a writing signed by Executive and the Chairman of the Company’s Board of Directors. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement shall be governed by the laws of the State of Georgia, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Georgia.

18. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by email (so long as such email is not returned as undelivered), or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 18. If by email, delivery shall be deemed effective as of the date it is sent.

If to the Company, to:

Bakkt Holdings, Inc.

Avalon Boulevard, Suite 1000

Alpharetta, GA 30009

Attention: [***]

If to Executive, to the last address of Executive provided by Executive to the Company.

19. Voluntary Execution of Agreement; No Representations. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company Group or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive represents that Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel. Executive further represents that Executive has carefully read this Agreement and understands terms and consequences and legal and binding effect of this Agreement and of the releases it contains. Executive has not relied upon any representations or statements made by the Company Group that are not specifically set forth in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE, an individual

Dated: 8/10/2025	By	/s/ Andrew Main
Andrew Main

BAKKT HOLDINGS, INC.

Dated: 8/11/2025	By	/s/ Sean Collins
Sean Collins Chairman of the Board, Bakkt Holdings, Inc.

Exhibit A

PSU and RSU Vesting

(see attached)

PSUs

Grant Name	Gross PSUs Granted	PSUs Remaining
2024 PSU grant - 12 July 2024	47,893	30,484
	47,893	30,484

RSUs

Grant Name	RSUs Granted	RSUs Outstanding
New CEO RSU 3.26.2024	365,853	219,512
2025 RSU grant - 20 March 2025	58,265	58,265
	424,118	277,777

Unvested PSUs are shown in the column marked “PSUs Remaining.”

Unvested RSUs are shown in the column marked “RSUs Outstanding”

Exhibit B

Advisor Agreement

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]